                                  EXHIBIT 99(a)

                    Union Planters Corporation Press Release
                      dated August 28, 1998, announcing an
                     agreement to acquire Ready State Bank

FOR IMMEDIATE RELEASE

      UNION PLANTERS BANK TO ACQUIRE READY STATE BANK

MIAMI, FL (NYSE-UPC - August 28, 1998 - Union Planters Bank and Miami-based Ready State Bank today announced an agreement to merge, a move that strengthens the Union Planters presence in the Hispanic and commercial real estate lending markets in Florida.

Union Planters Bank will acquire Ready State's 10 Dade and 2 Broward branches and approximately $600 million in assets. Union Planters has 28 branches in the South Florida market and total assets in excess of $2 billion. After the acquisitions of Transflorida Bank and the Florida holdings of California Federal Bank are completed later this year, Union Planters Bank's Florida network will increase to 65 branches, expanding their presence to the West Coast of Florida.

"This merger further exemplifies Union Planters' commitment to providing superior service to our customers, when and where they need us," said Adolfo Henriques, President and CEO of Union Planters Bank in Florida. "This partnership augments our presence in the Hispanic community and also brings a strong, growing commercial real estate lending portfolio. Ready State is renowned for providing excellence in customer service and we are delighted that they have agreed to join forces with Union Planters."

The definitive agreement calls for Union Planters Corporation, the parent company of Union Planters Bank, to acquire all the outstanding stock of Ready State. The merger is to be tax-free to Ready State shareholders and will be accounted for as a pooling of interests. The merger is subject to shareholder approval, regulatory approval and normal contractual conditions being met, and is expected to be completed by the end of the year.

"This is an excellent opportunity for our bank, our employees and our customers," said Roberto Cayon, Chairman of Ready State Bank. "As partners with Union Planters we will be able to offer our customers many more banking products and services, while continuing our `Ready' tradition of excellence and personal service to our customers. With an unmatched commitment to the customer and the backing of a superior holding company, Union Planters Bank is well positioned to lead the Florida banking market."

Union Planters Bank is a wholly owned subsidiary of Union Planters Corporation, a $27 billion multi-bank holding company headquartered in Memphis, Tennessee. It has more than 700 offices in eleven states.

Contact:   Adolfo Henriques
           Union Planters Bank
           (305) 536-1708